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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. _ )*


                               ALD SERVICES, INC.
                               ------------------
                                (Name of Issuer)




                         COMMON STOCK, $0.001 PAR VALUE
                         ------------------------------
                         (Title of Class of Securities)




                                   001608 10 8
                                   -----------
                                 (CUSIP Number)




                                 April 24, 2002
                                 --------------
             (Date of Event Which Requires Filing of This Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)

|X|      Rule 13d-1(c)

|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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 ----------------------                                       ------------------
 CUSIP NO. 001608 10 8                  13G                    PAGE 2 OF 5 PAGES
 ----------------------                                       ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY) Diasense, Inc.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a)
           (b)
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           Pennsylvania
---------- ---------------------------------------------------------------------
         NUMBER OF            5     SOLE VOTING POWER

           SHARES                   3,465,451
                              ----- --------------------------------------------
        BENEFICIALLY          6     SHARED VOTING POWER

          OWNED BY                  0
                              ----- --------------------------------------------
            EACH              7     SOLE DISPOSITIVE POWER

         REPORTING                   3,465,451
                              ----- --------------------------------------------
           PERSON             8     SHARED DISPOSITIVE POWER

           WITH:                    0
----------------------------- --------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,465,451
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           15.3%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT

                                     2 of 5
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ITEM 1(a).        Name of Issuer:

                  ALD Services, Inc.
                  ------------------

ITEM 1(b).        Address of Issuer's Principal Executive Offices:

                  6540 Lusk Blvd., Suite C250
                  ---------------------------
                  San Diego, CA  92121
                  -------------  -----

ITEM 2(a).        Name of Person Filing:

                  Diasense, Inc.
                  --------------

ITEM 2(b).        Address of Principal Business Office or, if none, Residence:

                  2275 Swallow Hill Road
                  ----------------------
                  Building 2500
                  -------------
                  Pittsburgh, PA 15220
                  --------------------

ITEM 2(c).        Citizenship:

                  Diasense, Inc. is organized and existing under the laws of the
                  --------------------------------------------------------------
                   State of Pennsylvania
                  ----------------------
ITEM 2(d).        Title of Class of Securities:

                  Common Stock
                  ------------

ITEM 2(e).        CUSIP Number:

                  001608 10 8

ITEM 3.    NOT APPLICABLE.

ITEM 4.    OWNERSHIP.

           (a)    Amount Beneficially Owned:

                  3,465,451

           (b)    Percent of Class:  15.3%

           (c)    Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote: 3,465,451
                  (ii)     shared power to vote or to direct the vote: 0
                  (iii) sole power to dispose or to direct the disposition of: 3,465,451
                  (iv) shared power to dispose or to direct the disposition of: 0

                  * Includes shares owned by a revocable living trust for the benefit of the reporting person.

                                     3 of 5
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ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.

ITEM 10.   CERTIFICATION.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                     4 of 5
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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   May 2, 2002
                                                   -----------------------------
                                                   Date

                                                   Diasense, Inc.

                                                   **
                                                   -----------------------------
                                                   Signature

                                                   Michael P. Thompson, Chief
                                                   Financial Officer
                                                   -----------------------------
                                                   Name/Title



By:          /s/ Hartoun Hartounian
   --------------------------------------------

** By Hartoun Hartounian as attorney-in-fact.



                                POWER OF ATTORNEY
                                -----------------

         The undersigned do hereby appoint John F. Steel IV, Hartoun Hartounian and William Kachioff, and each of them, acting singly, with full power of substitution, as the true and lawful attorney of the undersigned, to sign on behalf of the undersigned in respect of the ownership of equity securities in ALD Services, Inc. deemed held by undersigned, Diasense, Inc., and to be reported pursuant to Sections 13(d), 13(f) and 13(g) of the Securities Exchange Act of 1934, as amended, and to execute joint filing agreements with respect to such filings.

         IN WITNESS WHEREOF, this Power of Attorney has been executed as of the 2nd day of May, 2002.



                                              Diasense, Inc.

                                              /s/ Michael P. Thompson
                                              ----------------------------------
                                              Signature

                                              Michael P. Thompson, Chief
                                              Financial Officer
                                              ----------------------------------
                                              Name/Title


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